[LOGO GRAPHIC OMITTED]   NEWCASTLE INVESTMENT CORP.



Contact:                                                  FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

                 Newcastle Announces First Quarter 2005 Results

First Quarter Highlights

     o Income available for common stockholders of $27.2 million, or $0.62 per diluted common share, up 6.9% from the first quarter 2004 on a per diluted common share basis.

     o $749 million investment activity in the first quarter, a 66% increase over first quarter 2004.

     o   Declared dividend of $0.625 per share of common stock.

     o Issued 3.3 million shares of common stock, for net proceeds of approximately $97 million.

New York, NY. April 27, 2005 - Newcastle Investment Corp. (NYSE:
NCT) reported that for the quarter ended March 31, 2005, Funds from Operations ("FFO") were $25.6 million, or $0.59 per diluted common share, as compared to $20.9 million, or $0.60 per diluted common share for the quarter ended March 31, 2004. The FFO excluding the effect of the reversal of accumulated depreciation from the sale of a real estate property was $27.4 million or $0.63 per share. The Company generated an FFO return on average invested common equity of 13.52% for the first quarter 2005 and 14.50% excluding the reversal of accumulated depreciation.

For the three months ended March 31, 2005, income available for common stockholders was $27.2 million, or $0.62 per diluted common share compared with $20.3 million, or $0.58 per diluted common share, in the first quarter 2004.

For the quarter ended March 31, 2005, Newcastle declared a dividend of $0.625 per share of common stock. The Board also declared a dividend on the Series B preferred stock of $0.609 per share.

Our GAAP common equity book value per share increased to $19.17 at March 31, 2005 from $18.42 at December 31, 2004. GAAP common equity book value was $839.0 million at March 31, 2005 compared with $734.2 million at December 31, 2004.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Selected Financial Data  (in thousands)

                                   Three Months Ended        Three Months Ended
 Operating Data (Unaudited):           March 31, 2005            March 31, 2004
                                   ------------------        ------------------
  Funds from operations                       $25,623                  $ 20,910
  Income available for common
    stockholders                               27,161                    20,328

                                          As of
 Balance Sheet Data:                 March 31, 2005                  As of
                                       (Unaudited)            December 31, 2004
                                   ------------------        ------------------
  Real estate securities                   $3,429,088               $ 3,369,496
  Real estate related loans                   567,489                   591,890
  Total assets                              5,274,335                 4,932,720
  CBO bond obligations                      2,656,427                 2,656,510
  Common stockholders' equity                 838,981                   734,215
  Preferred stock                              62,500                    62,500


Supplemental Real Estate Securities and Real Estate Related Loans Data (Unaudited)*:
                                                                 March 31, 2005
                                                                 --------------
 Real estate securities and real estate related loans               $ 3,798,608
 Percentage of total assets                                                 72%
 Weighted average asset yield                                             6.35%
 Weighted average liability cost                                          4.64%
 Weighted average net spread                                              1.71%
 Weighted average credit rating                                            BBB-
 Weighted average asset credit spread                                       266
 Percentage investment grade                                                70%
 Number of securities and loans                                             456

* Current face amount excluding ICH loans (as disclosed in our SEC filings).


Capital Markets Activity

In January 2005, Newcastle issued 3.3 million shares of common stock, raising net proceeds of approximately $97 million. The proceeds were used to acquire real estate securities and other real estate-related assets.

Wesley R. Edens, our Chairman and Chief Executive Officer, commented, "Newcastle continues to successfully access the equity and debt capital markets. Since our IPO in October 2002, we have raised a total of $543 million in equity and issued approximately $2.4 billion in term debt. Our latest CBO financing was priced at the tightest spread level to date, illustrating the success and market acceptance of Newcastle as a manager and issuer."

In April, we priced $447 million of non-recourse investment grade debt to finance our seventh real estate securities and real estate related loan portfolio. Approximately 85%, or $382 million, of the issued debt is rated AAA, which includes $323 million of money market eligible notes. The CBO has an expected weighted average life of approximately 8.9 years. The average initial funding spread is 32 basis points over swaps or LIBOR which is 13 basis points lower than our prior CBO financing. The final portfolio is expected to total approximately $500 million. To date, we have acquired, or entered into agreements to acquire, approximately 94% of the assets.

First Quarter Investment Activity

During the first quarter, we purchased or committed to purchase approximately $749 million in face amount of investments, of which $476 million was acquired on balance sheet. In addition, $146 million was acquired for CBO VII through its warehouse agreement, $100 million represented a bank loan (financed through a total rate of return swap) and $27 million was acquired within our existing consolidated CBOs.

   Real estate securities and real estate related loans. We purchased approximately $421 million of real estate securities and real estate related loans with an average credit rating of BBB-. Approximately $120 million of these securities were bank loans, $115 million agency RMBS, $100 million commercial mortgage backed securities and REIT debt, $61 million asset backed securities and $25 million B-Notes and mezzanine loans. In addition, we sold approximately $28 million of real estate securities with an average credit rating of BBB-.

   Residential mortgage loans. Manufactured housing loans represent $328 million of total purchases. At the time of purchase, the weighted average coupon was 9.06%, the loans were approximately 47 months seasoned with an average remaining term of 256 months and the weighted average FICO score of the borrowers was over 700. All of the loans were current at the time of purchase.

   Operating real estate. In the quarter, we closed on the sale of Fieldway, a Canadian property, for C$14.3 million. As a result of this sale, we recorded a net income gain of $0.5 million, or $0.01 per diluted share and a net FFO loss of $1.4 million, or $0.03 per diluted share because upon sale of the real estate, accumulated depreciation is reversed for purposes of calculating FFO.

Kenneth Riis, our President, commented, "We continued to grow and diversify our investment portfolio in the first quarter. We successfully purchased a portfolio of manufactured housing loans that is generating attractive risk adjusted returns. In an environment where spreads are tight, we continue to source attractive investments to grow. Our total purchase commitments this quarter reflect a 66% increase over the first quarter in 2004."

Real Estate Securities and Real Estate Related Loans

As of March 31, 2005, our aggregate $3.8 billion real estate securities and real estate related loan portfolio was well diversified with 456 securities and loans. Of such amount, 68% were fixed rate investments and the remaining 32% were floating rate. The portfolio consisted of 61% CMBS and REIT debt, 17% ABS, 10% B-Notes and mezzanine loans, 8% agency RMBS and 4% real estate loans and bank loans.

As of March 31, 2005, the average credit quality of our aggregate real estate securities and real estate related loan portfolio was BBB- and 70% of these investments were rated investment grade. Our average investment size was $8.3 million and our largest single investment was $85.3 million. The weighted average credit spread was 266 basis points as of March 31, 2005. The weighted average credit spread represents the yield premium on our investments over the comparable US Treasury rate or LIBOR.

The Company's business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt investments. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread." Newcastle seeks to match fund these investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. The Company's real estate securities and real estate related loan portfolio and the respective liabilities have a weighted average life of 5.22 years and 5.36 years. As of March 31, 2005, a 100 basis point increase in short term interest rates would increase our earnings by $871,000 per annum, or $0.020 per share.

Our real estate securities and real estate related loan portfolio continues to perform as expected. We continue to seek investments that will generate superior risk adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

Conference Call

Management will conduct a conference call on April 27, 2005 to review the Company's first quarter financial results for the period ended March 31, 2005. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (800) 762-6568 ten minutes prior to the scheduled start of the call; please reference "Newcastle First Quarter 2005 Earnings." International callers should dial (480) 629-9037.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. eastern time on Wednesday, May 4, 2005 by dialing
(800) 475-6701; please reference access code "779903." International callers should dial (320) 365-3844 to access the replay.

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. or to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our ability to source attractive investments and the performance of our real estate securities portfolio. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, changes in investment opportunities present in the markets we operate in or our ability to access or finance such investment opportunities and changes in particular sectors of the economy which might adversely affect the credit quality of our securities portfolios and thereby their performance; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


                             Newcastle Investment Corp. and Subsidiaries
                                  Consolidated Statements of Income
                              (dollars in thousands, except share data)
                                             (Unaudited)

                                                                              Three Months Ended
                                                                                   March 31,
                                                                           --------------------------
Revenues                                                                       2005         2004
                                                                               ----         ----

Interest income                                                                $ 79,711     $ 49,026
Rental and escalation income                                                      1,264        1,147
                                                                           ------------- ------------
Gain on settlement of investments , net                                           1,976        5,136
                                                                           ------------- ------------
                                                                                 82,951       55,309
                                                                           ------------- ------------
Expenses
Interest expense                                                                 48,766       28,091
Property operating expense                                                          693          640
Loan and security servicing expense                                               1,583          782
General and administrative expense                                                  891        1,140
Management fee to affiliate                                                       3,263        2,397
Incentive compensation to affiliate                                               1,972        2,374
Depreciation and amortization                                                       136          113
                                                                           ------------- ------------
                                                                                 57,304       35,537
                                                                           ------------- ------------
Income before equity in earnings of unconsolidated subsidiaries                  25,647       19,772
Equity in earnings of unconsolidated subsidiaries                                 2,086        1,223
Income taxes on related taxable subsidiaries                                       (233)           -
                                                                           ------------- ------------
Income from continuing operations                                                27,500       20,995
Income from discontinued operations                                               1,184          856
                                                                           ------------- ------------
Net income                                                                       28,684       21,851
Preferred dividends                                                              (1,523)      (1,523)
                                                                           ------------- ------------
Income Available For Common Stockholders                                       $ 27,161     $ 20,328
                                                                           ============= ============
Net Income Per Share of Common Stock
  Basic                                                                          $ 0.63       $ 0.59
                                                                           ============= ============
  Diluted                                                                        $ 0.62       $ 0.58
                                                                           ============= ============
Income from continuing operations per share of common stock, after preferred dividends
  Basic                                                                          $ 0.60       $ 0.57
                                                                           ============= ============
  Diluted                                                                        $ 0.59       $ 0.56
                                                                           ============= ============
Income from discontinued operations per share of common stock
  Basic                                                                          $ 0.03       $ 0.02
                                                                           ============= ============
  Diluted                                                                        $ 0.03       $ 0.02
                                                                           ============= ============
Weighted Average Number Shares of Common Stock Outstanding
  Basic                                                                      43,221,792   34,401,800
                                                                           ============= ============
  Diluted                                                                    43,629,078   34,976,378
                                                                           ============= ============
Dividends Declared per Share of Common Share                                    $ 0.625      $ 0.600
                                                                           ============= ============


                                  Newcastle Investment Corp. and Subsidiaries
                                          Consolidated Balance Sheets
                                   (dollars in thousands, except share data)

                                                                                    As of
                                                                               March 31, 2005                  As of
Assets                                                                           (Unaudited)             December 31, 2004
                                                                           ------------------------    ----------------------

   Real estate securities, available for sale                                    $ 3,429,088                $ 3,369,496
   Real estate securities portfolio deposit                                           41,793                     25,411
   Real estate related loans, net                                                    567,489                    591,890
   Investments in unconsolidated subsidiaries                                         37,264                     41,230
   Operating real estate, net                                                         16,533                     57,193
   Real estate held for sale                                                          41,365                     12,376
   Residential mortgage loans, net                                                   888,979                    654,784
   Cash and cash equivalents                                                          28,789                     37,911
   Restricted cash                                                                   128,763                     77,974
   Derivative assets                                                                  57,321                     27,122
   Receivables and other assets                                                       36,951                     37,333
                                                                           ------------------------    ----------------------
                                                                                 $ 5,274,335                $ 4,932,720
                                                                           ========================    ======================
Liabilities and Stockholders' Equity

Liabilities
   CBO bonds payable                                                             $ 2,656,427                $ 2,656,510
   Other bonds payable                                                               436,509                    222,266
   Notes payable                                                                     586,680                    652,000
   Repurchase agreements                                                             597,270                    490,620
   Derivative liabilities                                                             23,718                     39,661
   Dividends payable                                                                  28,365                     25,928
   Due to affiliates                                                                   3,080                      8,963
   Accrued expenses and other liabilities                                             40,805                     40,057
                                                                           ------------------------    ----------------------
                                                                                   4,372,854                  4,136,005
                                                                           ------------------------    ----------------------
Stockholders' Equity
   Preferred stock, $0.01 par value, 100,000,000 shares authorized,
     2,500,000 shares of Series B Cumulative Redeemable Preferred
     Stock, liquidation  preference $25.00 per share, issued and
     outstanding                                                                      62,500                     62,500
   Common stock, $0.01 par value, 500,000,000 shares authorized,
     43,758,911 and 39,859,481 shares issued and outstanding at
     March 31, 2005 and December 31, 2004, respectively                                  438                        399
   Additional paid-in capital                                                        781,659                    676,015
   Dividends in excess of earnings                                                   (14,158)                   (13,969)
   Accumulated other comprehensive income                                             71,042                     71,770
                                                                           ------------------------    ----------------------
                                                                                     901,481                    796,715
                                                                           ------------------------    ----------------------
                                                                                 $ 5,274,335                $ 4,932,720
                                                                           ========================    ======================


                                       Newcastle Investment Corp.
                                Reconciliation of GAAP Net Income to FFO
                                             (In thousands)
                                              (Unaudited)

                                                                  Three Months Ended     Three Months Ended March
                                                                    March 31, 2005               31, 2004
                                                                    --------------            -------------

Net income available for common stockholders                           $ 27,161                   $ 20,328
   Operating real estate depreciation                                       291                        582
    Accumulated depreciation on operating real estate sold               (1,829)                         -
                                                                    --------------            -------------
Funds from operations ("FFO")                                          $ 25,623                   $ 20,910
                                                                    ==============            =============

   We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                           Newcastle Investment Corp.
          Reconciliation of GAAP Book Equity to Invested Common Equity
                                 (In thousands)
                                  (Unaudited)
                                                             March 31, 2005
                                                             --------------
     Book equity                                               $901,481
       Preferred stock                                          (62,500)
       Accumulated depreciation on operating real estate          2,986
       Accumulated other comprehensive income                   (71,042)
                                                             --------------
     Invested common equity                                    $770,925
                                                             ==============